UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________________

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 28, 2019 (June 25, 2019)
____________________

National Instruments Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25426	74-1871327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 North MoPac Expressway
Austin, Texas 78759
(Address of principal executive offices, including zip code)

(512) 683-0100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NATI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 25, 2019, National Instruments Corporation (the “Company”), entered into an Agreement for Purchase and Sale of Real Property (the “Agreement”) with Bridgepoint Parkway Investors, LLC (“Purchaser”) whereby the Company agreed to sell its 136,000 square foot office building and property located at 6504 Bridgepoint Parkway, Austin, Texas 78730 (the “Property”) to Purchaser for a total of $34.5 million (the “Transaction”).  The Company currently does not occupy the building and has been leasing the building to third parties for several years. The Company decided to sell the Property as it is not a part of the Company’s core business.

Pursuant to the Agreement, Purchaser has an examination period to conduct due diligence that expires on July 5, 2019. During the examination period, Purchaser may terminate the Agreement for any reason. The Transaction is expected to close within 30 days after expiration of the examination period, subject to customary closing conditions. Purchaser may extend the closing date by thirty days upon payment of additional earnest money.

The Agreement also contains customary covenants, closing conditions, representations and warranties, and indemnification provisions.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which the Company plans to file with its Form 10-Q for the period ended June 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ Alex M. Davern
Name: Alex M. Davern Title: Chief Executive Officer

Date:  June 28, 2019